Exhibit 99.1

Contact:         Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix International Announces Preliminary Results
Of Special Meeting of Shareholders
in Favor of Company on all Proposals

Shareholders vote against each proposal made by activist hedge fund to remove four current Board members

No dissident nominees elected to Board by shareholders

Boston, MA, – (BUSINESS WIRE) – Apr 2, 2009 – Orthofix International N.V. (NASDAQ: OFIX) (the Company) announced the preliminary results of a Special General Meeting of Shareholders held today in which the Company’s shareholders have voted against each proposal by a dissident shareholder to remove four incumbent members of the Board of Directors.

Orthofix’s announcement was based on a preliminary vote count provided by the Company’s proxy solicitor, Georgeson, which is subject to the official tabulation of voting results that will be provided by the independent inspector of elections for the special meeting, IVS Associates, Inc., in approximately one week.

“We are committed to further demonstrating operational and financial improvements as we have done over the past several months,” said Orthofix President and CEO Alan Milinazzo. “We appreciate the time and energy our shareholders have given to this contest.”

About Orthofix

Orthofix International, N.V., a global medical device company, offers a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, Texas Scottish Rite Hospital for Children and National Osteoporosis Institute. For more information about Orthofix, please visit http://www.orthofix.com/ www.orthofix.com.

Forward-Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to and interpretation of governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.